Exhibit 14
                                                                      ----------


                           PARAGON TECHNOLOGIES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS


Introduction

         This Code of Business Conduct and Ethics ("Code") provides a general statement of the expectations of Paragon Technologies, Inc. ("Company") regarding the ethical standards that each director, officer, and employee should adhere to while acting on behalf of the Company. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers, and directors of the Company. All of our employees, officers, and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code may also be provided to the Company's agents and representatives, including consultants, who are expected to follow the same basic principles when providing services for the Company.

         The Company's Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company's Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer, and employee of the Company to comply with this Code. Each director, officer, and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm in writing his or her agreement to adhere to such standards.

         If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

         Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1.       Compliance with Laws, Rules and Regulations

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. The Company expects that all directors, officers, and employees acting on behalf of the Company will obey the laws of the cities, states, and countries in which we operate. Although you may not know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate advisors.

         The Company publishes policies and holds information and training sessions to promote compliance with applicable laws, rules and regulations.

2.       Conflicts of Interest

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

         It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers, or competitors, except on the Company's behalf.

         Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, or consult the procedures described in Section 14 of this Code.

3.       Insider Trading

         Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's Policy Statement on Dealing with Company Information, including Inside Information, Prohibition of Insider Trading and Conflicts of Interest.

4.       Corporate Opportunities

         Employees, officers, and directors are prohibited from taking for themselves personally any opportunities that are discovered through the use of Company property, information, or position, except with the consent of the Board of Directors. No employee may use Company property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.       Competition and Fair Dealing

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, or family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you believe may be, or may appear to be, inappropriate.

6.       Discrimination and Harassment

         The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.       Health and Safety

         The Company strives to provide each employee with a safe and healthful work environment. Each employee has the responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

8.       Record-Keeping

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

         Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor, the CFO, Accounting Manager, or another member of the Finance/Accounting Department.

         All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. The Company's internal controls system is designed to ensure that the process of gathering and processing financial data results in the accurate preparation of the Company's financial statements. It is the Company's policy that no employee may take any action that is not consistent with those accounting controls.

         The Company's outside independent registered public accountants play a large role in ensuring the accuracy of our financial statements and their involvement in that process must not be compromised through conflicts of interest or other improper pressure or coercion. The provisions of this Code concerning business entertainment of customers and suppliers also apply to dealings with the Company's independent registered public accountants. In addition, it is prohibited under federal law and Company policy to fraudulently influence, coerce, manipulate, or mislead the Company's independent registered public accountants for the purpose of rendering the Company's financial statements materially misleading.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, eRooms, internal memos, and formal reports. Records should be retained or destroyed according to the Company's record retention policies, including any specific instructions in the event of any litigation or governmental investigation affecting the Company.

9.       Accurate and Timely Periodic Reports

         The Company is committed to providing its stockholders and the investment community with full, fair, accurate, timely, and understandable disclosure in its press releases and filings made with the Securities and Exchange Commission.

         The Company must maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared. All employees, officers, and directors are responsible for providing prompt, accurate, and complete information in connection with implementation of these procedures and preparation of these reports.

10.      Confidentiality; Protection and Proper Use of the Company's Assets

         Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers, customers, or other business partners, except when disclosure is authorized by the CEO or legally required. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its suppliers, customers, or other business partners, if disclosed. It also includes information that suppliers, customers, and other business partners have entrusted to us. The obligation to preserve confidential information continues even after employment or service to the Company ends.

         Directors, officers, and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company's assets in general. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of employees, officers, and directors to protect the Company's assets includes its intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing, and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information is prohibited.

11.      Payments to Government Personnel

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The CEO can provide guidance to you in this area.

12.      Waivers of the Code of Business Conduct and Ethics

         The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company's independent directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the Company's CEO. Any waiver of this Code granted to an executive officer or director will be publicly disclosed as required by the securities exchange or association on which the Company's securities are listed for trading. Any change in or waiver of this Code for senior financial officers will be publicly disclosed as required by the Securities and Exchange Commission.

13.      Reporting and Effect of Violations

         Directors and officers should report, in person or in writing, any known or suspected violations of laws, governmental regulations, or this Code to the CEO. Employees who are not directors or officers are encouraged to report such violations, initially, to their immediate supervisor. If in doubt about the best course of action in a particular situation, contact your supervisor. It is the policy of the Company not to allow any retaliation for reports of misconduct by others that are made in good faith by directors, officers, or employees. Allowing retaliation for such reports is a violation of Federal law.

         The Supervisor-Cost Estimating of the Company will oversee an investigation of any reported violations and the implementation of an appropriate response. All directors, officers, and employees are expected to cooperate in internal investigations of misconduct.

14.      Compliance Procedures

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         o    Make sure you have all the facts. In order to reach the right
              --------------------------------
              solutions, we must be as fully informed as possible.

         o    Ask yourself: What, specifically, am I being asked to do? Does it
              -----------------------------------------------------------------
              seem unethical or improper? This will enable you to focus on the
              --------------------------
              specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

         o    Clarify your responsibility and role. In most situations, there is
              ------------------------------------
              shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         o    Discuss the problem with your supervisor. This is the basic
              ----------------------------------------
              guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         o    Seek help from other Company resources. In any case where it may
              --------------------------------------
              not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you should promptly discuss it with other appropriate Company resources. If you are concerned about general compliance matters, you may consult the CEO, or, if you prefer to write, address your concerns to the CEO. If you are concerned about the Company's accounting or financial reporting practices, you may submit your concerns to the Chairman of the Audit Committee on a confidential and anonymous basis. You may obtain the current contact information for the Chairman of the Audit Committee from the Supervisor-Cost Estimating of the Company.

         o    You may report ethical violations in confidence and without fear
              ----------------------------------------------------------------
              of retaliation. If your situation requires that your identity be
              --------------
              kept secret, your anonymity will be protected to the fullest extent possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         o    Always ask first, act later: If you are unsure of what to do in
              ---------------------------
              any situation, seek guidance before you act.
                                           --------------

15.      Protection of Whistleblowers

         The Company strives to conduct its business at all times with integrity and in an ethical manner. The Company has a strong practice of compliance with all applicable laws, adherence to all contractual requirements, conduct of ethical Company practices, and observance of Company guidelines. The Company encourages its employees to report any incident inconsistent with these guidelines to the Company and specifically avoids discouraging employees from reporting violations of law to governmental agencies responsible for enforcement of such laws.

         It is the practice of the Company to provide unconditional protection to employees involved in identifying and reporting incidents of non-compliance with law, breach of contract requirements, or unethical Company practices. This employee protection policy is based on the following:

         The Company will maintain a reporting process that is intended to achieve maximum individual or group anonymity. Any employee who becomes aware of an incident involving non-compliance with law, contractual obligations, ethical requirements, or Company guidelines should immediately report the incident (anonymously or otherwise) to the Supervisor-Cost Estimating of the Company.

         No employee who reports a possible ethical violation or other violation of law or statute will be discharged, demoted, suspended, harassed, or discriminated against in any manner as a result of the employee's reporting of a possible violation.

         Voluntary disclosure by employees of incidents involving non-compliance with law, contractual obligations, ethical requirements, or Company guidelines is encouraged.

         Any employee who believes he or she has been discriminated against on the basis of making a voluntary disclosure in accordance with this guideline should immediately bring the problem to the attention of the Supervisor-Cost Estimating of the Company.

         Any employee who reasonably believes that there has been a material violation of this Code of Ethics and Business Conduct caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to the Supervisor-Cost Estimating. The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted. The complaint should be addressed to the Supervisor-Cost Estimating of the Company.